Exhibit 99.2

February 2009

An open letter to our customers and friends:

You may have heard or read that MidWestOne Financial Group, Inc. reported a loss for the fourth quarter of 2008, due primarily to two accounting changes. Given the context of the current economic environment, we are especially committed to an open and honest dialogue with you.

Our earnings were primarily affected by a write-down of nearly all of the merger-related goodwill that resided on our balance sheet. “Goodwill” is an accounting term that refers to intangible “value added” which is the excess of the cost of an acquired entity over the net assets acquired and liabilities assumed when one company purchases another.

Most importantly, the write-down of the company’s goodwill is a non-cash charge and does not affect our tangible capital or the regulatory capital of the company. We take great comfort in our strong capital base and we continue to be considered “well capitalized” for regulatory purposes.

We also took an “other than temporary impairment charge” of $6.2 million. This one-time accounting charge was a result of the decline in market value of a group of securities in our investment portfolio. Although the securities were “investment grade” when purchased, they have declined in value in this poor economic environment.

Our fourth quarter was also affected by a number of one-time expenses relating to our recent merger as well as a charge for a severance payment.

When one accounts for all of the one-time charges, the company actually earned a small profit from ongoing operations in the fourth quarter. We believe this is an important recognition of the strength of our business franchise.

We recognize the difficulties created by this recession. MidWestOne Bank – as it has been for the past 75 years (founded in 1934) – stands as a pillar in this community. Consider that we advanced on or approved formal credit requests for more than $38 million in January. We expect to make more than $65 million in customers’ real estate loans in the first quarter. And since year-end, our bank has purchased more than $6 million in municipal bonds – helping finance school districts and municipalities – in Iowa and other Midwestern states.

We are doing what we’ve always done. We are gathering deposits and making loans and investments in the communities we serve. The bank has more than $117 million in tangible capital securing our depositors and the holding company is capitalized to protect the interest of our shareholders.

Despite gloomy economic times, we remain optimistic about our future in 2009 and beyond. You might be interested to know that in January we had positive earnings that were in line with our historical experiences. We are looking forward to building on our strong tradition as a leading community bank in this area.

Please call us – or any MidWestOne Banker – with your questions or comments. It is our distinct pleasure to serve you.

Very sincerely yours,